EXHIBIT 99.1

Custom Truck One Source, Inc. Reports Record Results for Full-Year 2023
KANSAS CITY, Mo, March 7, 2024 – (BUSINESS WIRE) – Custom Truck One Source, Inc. (NYSE: CTOS), a leading provider of specialty equipment to the electric utility, telecom, rail, and other infrastructure-related end markets, today reported financial results for the fourth quarter and full year ended December 31, 2023.
CTOS Fourth-Quarter and Full-Year Highlights

•Total quarterly revenue of $521.8 million and annual revenue of $1,865.1 million, as a result of continued strong demand across our end markets
•Quarterly gross profit of $126.8 million, a decrease of $1.5 million, or 1.2%, compared to $128.3 million for fourth quarter 2022 and annual gross profit of $454.3 million, an increase of $70.5 million, or 18.4%, compared to $383.7 million for 2022
•Adjusted gross profit increased 1.2% to $171.1 million compared to $169.1 million for fourth quarter 2022 and annual adjusted gross profit of $624.9 million, an increase of $69.5 million or 12.5%, compared to $555.5 million for 2022
•Quarterly net income decreased $14.8 million to $16.1 million, compared to net income of $30.9 million in fourth quarter 2022 and annual 2023 net income increased $11.8 million to $50.7 million, compared to full-year 2022 net income of $38.9 million
•Quarterly Adjusted EBITDA of $118.4 million compared to $124.5 million in the fourth quarter 2022 and annual Adjusted EBITDA of $426.9 million, an increase of $34.0 million, or 8.6%, compared to 2022 full-year Adjusted EBITDA of $393.0 million

“Our fourth quarter results concluded a strong year despite some end-market pressures in the second half of the year. In 2023, our TES segment realized 29% revenue growth compared to 2022. In addition, our ERS segment realized 10% year-over-year revenue growth. Our entire team was instrumental in achieving record vehicle production this year, which helped drive the performance in both segments,” said Ryan McMonagle, Chief Executive Officer of CTOS. “As we head into 2024, we continue to see strong demand from customers across all our primary end-markets and in all three of our business segments. Our outlook for this year makes it clear that we expect 2024 to be another year of growth for Custom Truck. A strong focus on capital allocation this year will allow us to pursue our growth strategy and to deliver free cash flow generation and continued deleveraging, all of which will create long-term value for shareholders,” McMonagle added.

Summary Financial Results

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2023
(in $000s)	2023	2022	2023	2022
Rental revenue	$120,244	$127,829	$478,910	$464,039	$118,209
Equipment sales	366,967	325,746	1,253,453	982,341	283,079
Parts sales and services	34,543	33,149	132,737	126,706	33,065
Total revenue	521,754	486,724	1,865,100	1,573,086	434,353
Gross profit	$126,824	$128,325	$454,260	$383,748	$107,156
Net income	$16,122	$30,937	$50,712	$38,905	$9,180
Adjusted EBITDA[1]	$118,361	$124,484	$426,930	$392,978	$100,185
1 - Adjusted EBITDA is a non-GAAP financial measure. Further information and reconciliations for our non-GAAP measures to the most directly comparable financial measure under United States generally accepted accounting principles (“GAAP”) are included at the end of this press release.

Summary Financial Results by Segment
Our results are reported for our three segments: Equipment Rental Solutions (“ERS”), Truck and Equipment Sales (“TES”) and Aftermarket Parts and Services (“APS”). ERS encompasses our core rental business, inclusive of sales of rental equipment to our customers. TES encompasses our specialized truck and equipment production and sales activities. APS encompasses sales and rentals of parts, tools and other supplies to our customers, as well as our aftermarket repair service operations.
Equipment Rental Solutions

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2023
(in $000s)	2023	2022	2023	2022
Rental revenue	$116,594	$123,429	$463,139	$449,108	$114,929
Equipment sales	68,023	78,472	263,028	212,146	52,175
Total revenue	184,617	201,901	726,167	661,254	167,104
Cost of rental revenue	28,222	26,735	118,236	106,598	29,613
Cost of equipment sales	49,799	57,504	198,510	158,167	37,828
Depreciation of rental equipment	43,230	39,836	167,199	167,962	41,652
Total cost of revenue	121,251	124,075	483,945	432,727	109,093
Gross profit	$63,366	$77,826	$242,222	$228,527	$58,011

Truck and Equipment Sales

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2023
(in $000s)	2023	2022	2023	2022
Equipment sales	$298,944	$247,274	$990,425	$770,195	$230,904
Cost of equipment sales	246,047	202,887	817,639	647,685	191,084
Gross profit	$52,897	$44,387	$172,786	$122,510	$39,820

Aftermarket Parts and Services

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2023
(in $000s)	2023	2022	2023	2022
Rental revenue	$3,650	$4,400	$15,771	$14,931	$3,280
Parts and services revenue	34,543	33,149	132,737	126,706	33,065
Total revenue	38,193	37,549	148,508	141,637	36,345
Cost of revenue	26,613	30,470	105,791	105,185	26,203
Depreciation of rental equipment	1,019	967	3,465	3,741	817
Total cost of revenue	27,632	31,437	109,256	108,926	27,020
Gross profit	$10,561	$6,112	$39,252	$32,711	$9,325

Summary Combined Operating Metrics

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2023
(in $000s)	2023	2022	2023	2022
Ending OEC(a) (as of period end)	$1,455,708	$1,455,820	$1,455,708	$1,455,820	$1,466,000
Average OEC on rent(b)	$1,159,164	$1,267,600	$1,183,253	$1,187,950	$1,155,600
Fleet utilization(c)	77.6%	86.3%	80.4%	83.9%	78.9%
OEC on rent yield(d)	41.1%	39.5%	40.4%	39.1%	40.8%
Sales order backlog(e) (as of period end)	$688,559	$754,142	$688,559	$754,142	$779,295
(a) Ending OEC — original equipment cost (“OEC”) is the original equipment cost of units at the end of the measurement period.
(b) Average OEC on rent — Average OEC on rent is calculated as the weighted-average OEC on rent during the stated period.
(c) Fleet utilization — total number of days the rental equipment was rented during a specified period of time divided by the total number of days available during the same period and weighted based on OEC.
(d) OEC on rent yield (“ORY”) — a measure of return realized by our rental fleet during a period. ORY is calculated as rental revenue (excluding freight recovery and ancillary fees) during the stated period divided by the Average OEC on rent for the same period. For period less than 12 months, ORY is adjusted to an annualized basis.
(e) Sales order backlog — purchase orders received for customized and stock equipment. Sales order backlog should not be considered an accurate measure of future net sales.

Management Commentary
Total revenue in 2023 was characterized by strong year-over-year customer demand for equipment sales, rental equipment and for parts sales and service, with full-year revenue increasing 18.6% to $1,865.1 million, as compared to full-year revenue in 2022 of $1,573.1 million. In the fourth quarter of 2023, total revenue was $521.8 million, an increase of 7.2% from the fourth quarter of 2022. Equipment sales increased 12.7% in the fourth quarter of 2023 to $367.0 million, compared to $325.7 million in the fourth quarter of 2022, reflecting record levels of production, continuing improvements in the supply chain, and our ability to replenish inventory. Full-year 2023 equipment sales revenue improved 27.6% to $1,253.5 million, compared to full-year 2022 equipment sales revenue of $982.3 million. Fourth quarter 2023 rental revenue decreased 5.9% to $120.2 million, compared to $127.8 million in the fourth quarter of 2022, due to lower utilization and a decline in average OEC on rent. Full-year 2023 rental revenue improved 3.2% to $478.9 million, compared to full-year 2022 rental revenue of $464.0 million. Parts sales and service revenue increased 4.2% in the fourth quarter of 2023 to $34.5 million, compared to $33.1 million in the fourth quarter of 2022. Full-year 2023 parts sales and service revenue improved 4.8% to $132.7 million, compared to full-year 2022 parts sales and service revenue of $126.7 million.
In our ERS segment, rental revenue in the fourth quarter of 2023 was $116.6 million compared to $123.4 million in the fourth quarter of 2022, a 5.5% decrease. Fleet utilization declined to 77.6% compared to 86.3% in the fourth quarter of 2022, due to a decline in demand in the utility market. Average OEC on rent decreased 8.6% year-over-year, primarily as a result of the lower utilization in the quarter was impacted by a slowdown in transmission work caused by our customers’ supply chain delays, as well as regulatory and funding bottlenecks. Gross profit in the segment in the fourth quarter of 2023 and 2022 was $63.4 million and $77.8 million, respectively. Adjusted gross profit in the segment was $106.6 million in the fourth quarter of 2023, compared to $117.7 million in the fourth quarter of 2022. Adjusted gross profit from rentals, which excludes depreciation of rental equipment, decreased to $88.4 million in the fourth quarter of 2023 compared to $96.7 million in the fourth quarter of 2022.
Revenue in our TES segment increased 20.9%, to $298.9 million in the fourth quarter of 2023, from $247.3 million in the fourth quarter of 2022, as a result of continued supply chain improvements, which allowed us to acquire more inventory and achieve record production levels that led to greater order fulfillments, as well as sustained strong customer demand. Gross profit improved by 19.1% to $52.9 million in the fourth quarter of 2023 compared to $44.4 million in the fourth quarter of 2022. At the end of the fourth quarter, TES saw a reduction in backlog of 11.6% to $688.6 million compared to the end of the third quarter of 2023, and a reduction of 8.7% from the fourth quarter of 2022, primarily for the reasons detailed above, as well as the fact that new equipment sales revenue increased 29.5% in the fourth quarter of 2023 compared to the third quarter of 2023.
APS segment revenue experienced an increase of $0.6 million, or 1.6%, in the fourth quarter of 2023, to $38.2 million, as compared to $37.5 million in the fourth quarter of 2022 as a result of growth in demand for parts, tools and accessories (“PTA”) sales. Gross profit in the segment improved 72.8% in the fourth quarter of 2023 to $10.6 million, as compared to $6.1 million in the fourth quarter of 2022 as a result of the Company’s focus on managing costs.
Net income was $16.1 million in the fourth quarter of 2023 compared to $30.9 million for the fourth quarter of 2022. The decrease in net income is primarily the result of higher interest expense on variable-rate debt and variable-rate floorplan liabilities.
Adjusted EBITDA for the fourth quarter of 2023 was $118.4 million, compared to $124.5 million for the fourth quarter of 2022. The decrease in Adjusted EBITDA was largely driven by higher costs associated with variable-rate floorplan liabilities as a result of higher rates and inventory levels in 2023 compared to 2022.

As of December 31, 2023, cash and cash equivalents was $10.3 million. Total Debt outstanding was $1,517.8 million, Net Debt was $1,507.5 million and Net Leverage Ratio was 3.5x as of December 31, 2023. Availability under the senior secured credit facility was $194.5 million as of December 31, 2023, and based on our borrowing base, we have an additional $323.6 million of availability that we can potentially utilize by upsizing our existing facility. For the twelve months ended December 31, 2023, Ending OEC decreased by $0.1 million as our fleet additions were more than offset by our continued focus on selling older equipment from our rental fleet at current advantageous residual values. With an average fleet age of 3.5 years, we believe our fleet is well positioned to capitalize from continuing strong rental demand. During the three months ended December 31, 2023, CTOS purchased approximately $18.9 million of its common stock.

2024 Outlook
We are providing our full-year revenue and Adjusted EBITDA guidance for 2024 at this time. We expect 2024 to be another year of growth. We believe TES will continue to benefit from good demand and our strong backlog entering the year. We believe the ERS outlook from our rental customers for long-term demand and growth remains strong. In 2024, we are currently experiencing some near-term headwinds in our utility end markets, largely related to our customers’ supply chain issues and timing of the commencement of certain transmission projects, which is driving lower OEC on rent in our core T&D markets. As these markets recover and grow in 2024, we expect to further grow our rental fleet (based on net OEC) by mid-single digits. Regarding TES, supply chain improvements, healthy inventory levels exiting 2023, and historically high backlog levels will continue to improve our ability to produce and deliver even more units in 2024. Further, after a year of significant strategic investment in inventory levels in 2023, we expect to generate meaningful free cash flow in 2024, setting a target to generate more than $100 million of levered free cash flow1 and delivering a net leverage ratio of less than 3.0 times by the end of the fiscal year. “Our FY24 outlook reflects the long-term strength of our end markets and the continued focus by our teams to profitably grow our business. The outlook also reflects the risks associated with some continued challenges for our rental customers, particularly in the T&D sector, which we expect could persist through a large portion of the fiscal year,” said Ryan McMonagle, Chief Executive Officer of CTOS.

2024 Consolidated Outlook
Revenue	$2,000 million	—	$2,180 million
Adjusted EBITDA[2]	$440 million	—	$470 million

2024 Revenue Outlook by Segment
ERS	$730 million	—	$760 million
TES	$1,115 million	—	$1,255 million
APS	$155 million	—	$165 million
1 - Levered Free Cash Flow is defined as net cash provided by operating activities, less cash flows from investing activities, excluding acquisitions, plus acquisition of inventory through floor plan payables – non-trade less repayment of floor plan payables – non-trade, both of which are included in cash flow from financing activities in our Consolidated Statements of Cash Flows.
2 - CTOS is not able to present a quantitative reconciliation of its forward-looking Adjusted EBITDA for the year ending December 31, 2024 to its most directly comparable GAAP financial measure, net income, because management cannot reliably forecast net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, customer buyout requests on rentals with rental purchase options, income tax expense and changes in fair value of derivative financial instruments. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable.

CONFERENCE CALL INFORMATION
The Company has scheduled a conference call at 5:00 P.M. Eastern Time on March 7, 2024, to discuss its fourth quarter and full year 2023 financial results. A webcast will be publicly available at: investors.customtruck.com. To listen by phone, please dial 1-800-715-9871 or 1-646-307-1963 and provide the operator with conference ID 6601040. A replay of the call will be available until 11:59 P.M. Eastern Time, Thursday, March 14, 2024, by dialing 1-800-770-2030 or 1-609-800-9909 and entering passcode 6601040.
ABOUT CTOS
CTOS is one of the largest providers of specialty equipment, parts, tools, accessories and services to the electric utility transmission and distribution, telecommunications and rail markets in North America, with a differentiated “one-stop-shop” business model. CTOS offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade and installation of critical infrastructure assets, including electric lines, telecommunications networks and rail systems. The Company's coast-to-coast rental fleet of more than 10,300 units includes aerial devices, boom trucks, cranes, digger derricks, pressure drills, stringing gear, hi-rail equipment, repair parts, tools and accessories. For more information, please visit customtruck.com.

FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management’s control, that could cause actual results or outcomes to differ materially from those discussed in this press release. This press release is based on certain assumptions that the Company's management has made in light of its experience in the industry, as well as the Company’s perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual performance and results and could cause actual results to differ materially from those expressed in this press release. Important factors, among others, that may affect actual results or outcomes include: increases in labor costs, our inability to obtain raw materials, component parts and/or finished goods in a timely and cost-effective manner, and our inability to manage our rental equipment in an effective manner; competition in the equipment dealership and rental industries; our sales order backlog may not be indicative of the level of our future revenues; increases in unionization rate in our workforce; our inability to recruit and retain the experienced personnel, including skilled technicians, we need to compete in our industries; our inability to attract and retain highly skilled personnel and our inability to retain or plan for succession of our senior management; material disruptions to our operation and manufacturing locations as a result of public health concerns, equipment failures, natural disasters, work stoppages, power outages or other reasons; potential impairment charges; any further increase in the cost of new equipment that we purchase for use in our rental fleet or for sale as inventory; aging or obsolescence of our existing equipment, and the fluctuations of market value thereof; disruptions in our supply chain; our business may be impacted by government spending; we may experience losses in excess of our recorded reserves for receivables; uncertainty relating to macroeconomic conditions, unfavorable conditions in the capital and credit markets and our inability to obtain additional capital as required; increases in price of fuel or freight; regulatory technological advancement, or other changes in our core end-markets may affect our customer’s spending; difficulty in integrating acquired businesses and fully realizing the anticipated benefits and cost savings of the acquired businesses, as well as additional transaction and transition costs that we will continue to incur following acquisitions; the interest of our majority stockholder, which may not be consistent with the other stockholders; our significant indebtedness, which may adversely affect our financial position, limit our available cash and our access to additional capital, prevent us from growing our business and increase our risk of default; our inability to generate cash, which could lead to a default; significant operating and financial restrictions imposed by our debt agreements; changes in interest rates, which could increase our debt service obligations on the variable rate indebtedness and decrease our net income and cash flows; disruptions or security compromises in our information technology systems or those of our critical services providers could adversely affect our operating result by subjecting us to liability, and limiting our ability to effectively monitor and control our operations, adjust to changing market conditions, or implement strategic initiatives; we are subject to complex laws and regulations, including environmental and safety regulations that can adversely affect cost, manner or feasibility of doing business; material weakness in our internal control over financial reporting which, if not remediated, could result in material misstatements in our financial statements; we are subject to a series of risks related to climate change; and increased attention to, and evolving expectations for, sustainability and environmental, social and governance initiatives. For a more complete description of these and other possible risks and uncertainties, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2023, and its subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements.
INVESTOR CONTACT
Brian Perman, Vice President, Investor Relations
(816) 723 - 7906
investors@customtruck.com

CUSTOM TRUCK ONE SOURCE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2023
(in $000s except per share data)	2023	2022	2023	2022
Revenue
Rental revenue	$120,244	$127,829	$478,910	$464,039	$118,209
Equipment sales	366,967	325,746	1,253,453	982,341	283,079
Parts sales and services	34,543	33,149	132,737	126,706	33,065
Total revenue	521,754	486,724	1,865,100	1,573,086	434,353
Cost of Revenue
Cost of rental revenue	28,444	27,481	120,198	110,272	29,874
Depreciation of rental equipment	44,249	40,803	170,664	171,703	42,469
Cost of equipment sales	295,846	260,391	1,016,149	805,852	228,912
Cost of parts sales and services	26,391	29,724	103,829	101,511	25,942
Total cost of revenue	394,930	358,399	1,410,840	1,189,338	327,197
Gross Profit	126,824	128,325	454,260	383,748	107,156
Operating Expenses
Selling, general and administrative expenses	59,429	58,599	231,403	210,868	56,955
Amortization	7,134	6,940	27,110	33,940	6,698
Non-rental depreciation	2,683	2,112	10,656	9,414	2,602
Transaction expenses and other	4,104	9,026	14,143	26,218	2,890
Total operating expenses	73,350	76,677	283,312	280,440	69,145
Operating Income	53,474	51,648	170,948	103,308	38,011
Other Expense (Income)
Interest expense, net	36,370	26,582	131,315	88,906	34,144
Financing and other income	(3,699)	(6,425)	(18,443)	(32,330)	(5,745)
Total other expense	32,671	20,157	112,872	56,576	28,399
Income Before Income Taxes	20,803	31,491	58,076	46,732	9,612
Income Tax Expense	4,681	554	7,364	7,827	432
Net Income	$16,122	$30,937	$50,712	$38,905	$9,180

Net Income Per Share:
Basic	$0.07	$0.13	$0.21	$0.16	$0.04
Diluted	$0.07	$0.13	$0.21	$0.16	$0.04

CUSTOM TRUCK ONE SOURCE, INC.
CONSOLIDATED BALANCE SHEETS

(in $000s)	December 31, 2023	December 31, 2022
Assets
Current Assets
Cash and cash equivalents	$10,309	$14,360
Accounts receivable, net	215,089	193,106
Financing receivables, net	30,845	38,271
Inventory	985,794	596,724
Prepaid expenses and other	23,862	25,784
Total current assets	1,265,899	868,245
Property and equipment, net	142,115	121,956
Rental equipment, net	916,704	883,674
Goodwill	704,011	703,827
Intangible assets, net	277,212	304,132
Operating lease assets	38,426	29,434
Other assets	23,430	26,944
Total Assets	$3,367,797	$2,938,212
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$117,653	$87,255
Accrued expenses	73,847	68,784
Deferred revenue and customer deposits	28,758	34,671
Floor plan payables - trade	253,197	136,634
Floor plan payables - non-trade	409,113	293,536
Operating lease liabilities - current	6,564	5,262
Current maturities of long-term debt	8,257	6,940
Current portion of finance lease obligations	—	1,796
Total current liabilities	897,389	634,878
Long-term debt, net	1,487,136	1,354,766
Finance leases	—	3,206
Operating lease liabilities - noncurrent	32,714	24,818
Deferred income taxes	33,355	29,086
Warrants and other liabilities	—	3,015
Total long-term liabilities	1,553,205	1,414,891
Commitments and contingencies
Stockholders' Equity
Common stock	25	25
Treasury stock, at cost	(56,524)	(15,537)
Additional paid-in capital	1,537,553	1,521,487
Accumulated other comprehensive loss	(5,978)	(8,947)
Accumulated deficit	(557,873)	(608,585)
Total stockholders' equity	917,203	888,443
Total Liabilities and Stockholders' Equity	$3,367,797	$2,938,212

CUSTOM TRUCK ONE SOURCE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31,
(in $000s)	2023	2022
Operating Activities
Net income	$50,712	$38,905
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	218,993	223,483
Amortization of debt issuance costs	5,653	4,860
Provision for losses on accounts receivable	8,522	12,650
Share-based compensation	13,309	12,297
Gain on sales and disposals of rental equipment	(67,721)	(55,213)
Change in fair value of derivative and warrants	(2,485)	(20,290)
Deferred tax expense	4,241	7,387
Changes in assets and liabilities:
Accounts and financing receivables	(20,879)	(36,821)
Inventories	(388,063)	(194,691)
Prepaids, operating leases and other	3,518	(11,936)
Accounts payable	28,339	(5,589)
Accrued expenses and other liabilities	4,339	8,108
Floor plan payables - trade, net	116,563	63,920
Customer deposits and deferred revenue	(5,924)	(1,102)
Net cash flow from operating activities	(30,883)	45,968
Investing Activities
Acquisition of businesses, net of cash acquired	—	(49,832)
Purchases of rental equipment	(364,190)	(340,791)
Proceeds from sales and disposals of rental equipment	229,559	205,852
Purchase of non-rental property and cloud computing arrangements	(41,967)	(34,165)
Net cash flow from investing activities	(176,598)	(218,936)
Financing Activities
Proceeds from debt	21,417	—
Share-based payments	792	(1,838)
Borrowings under revolving credit facilities	221,046	153,036
Repayments under revolving credit facilities	(106,377)	(110,249)
Repayments of notes payable	(7,679)	(1,012)
Finance lease payments	(2,682)	(3,955)
Repurchase of common stock	(38,845)	(10,279)
Acquisition of inventory through floor plan payables - non-trade	789,199	619,896
Repayment of floor plan payables - non-trade	(673,622)	(491,599)
Payment of debt issuance costs	(373)	(104)
Net cash flow from financing activities	202,876	153,896
Effect of exchange rate changes on cash and cash equivalents	554	(2,470)
Net Change in Cash and Cash Equivalents	(4,051)	(21,542)
Cash and Cash Equivalents at Beginning of Period	14,360	35,902
Cash and Cash Equivalents at End of Period	$10,309	$14,360

	Twelve Months Ended December 31,
(in $000s)	2023	2022
Supplemental Cash Flow Information
Interest paid	$122,868	$81,177
Income taxes paid	2,133	567
Non-Cash Investing and Financing Activities
Property and equipment purchases in accounts payable	2,120	68
Rental equipment sales in accounts receivable	22,517	11,283

CUSTOM TRUCK ONE SOURCE, INC.

NON-GAAP FINANCIAL AND PERFORMANCE MEASURES
In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We utilize these financial measures to manage our business on a day-to-day basis and some of these measures are commonly used in our industry to evaluate performance by excluding items considered to be non-recurring. We believe these non-GAAP measures provide investors expanded insight to assess performance, in addition to the standard GAAP-based financial measures. The press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described herein, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income/loss, net income/loss, earnings/loss per share or any other comparable measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.
Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial performance measure that we use to monitor our results of operations, to measure performance against debt covenants and performance relative to competitors. We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of operating performance, without regard to financing methods or capital structures. We exclude the items identified in the reconciliations of net income (loss) to Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within the industry depending upon accounting methods and book values of assets, including the method by which the assets were acquired, and capital structures. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an indication that results will be unaffected by the items excluded from Adjusted EBITDA. Our computation of Adjusted EBITDA may not be identical to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income or loss before interest expense, income taxes, depreciation and amortization, share-based compensation, and other items that we do not view as indicative of ongoing performance. Our Adjusted EBITDA includes an adjustment to exclude the effects of purchase accounting adjustments when calculating the cost of inventory and used equipment sold. When inventory or equipment is purchased in connection with a business combination, the assets are revalued to their current fair values for accounting purposes. The consideration transferred (i.e., the purchase price) in a business combination is allocated to the fair values of the assets as of the acquisition date, with amortization or depreciation recorded thereafter following applicable accounting policies; however, this may not be indicative of the actual cost to acquire inventory or new equipment that is added to product inventory or the rental fleets apart from a business acquisition. Additionally, the pricing of rental contracts and equipment sales prices for equipment is based on OEC, and we measure a rate of return from rentals and sales using OEC. We also include an adjustment to remove the impact of accounting for certain of our rental contracts with customers containing a rental purchase option that are accounted for under GAAP as a sales-type lease. We include this adjustment because we believe continuing to reflect the transactions as an operating lease better reflects the economics of the transactions given our large portfolio of rental contracts. These, and other, adjustments to GAAP net income or loss that are applied to derive Adjusted EBITDA are specified by our senior secured credit agreements.

Adjusted Gross Profit. We present total gross profit excluding rental equipment depreciation (“Adjusted Gross Profit”) as a non-GAAP financial performance measure. This measure differs from the GAAP definition of gross profit, as we do not include the impact of depreciation expense, which represents non-cash expense. We use this measure to evaluate operating margins and the effectiveness of the cost of our rental fleet.

Net Debt. We present the non-GAAP financial measure “Net Debt,” which is total debt (the most comparable GAAP measure, calculated as current and long-term debt, excluding deferred financing fees, plus current and long-term finance lease obligations) minus cash and cash equivalents. We believe this non-GAAP measure is useful to investors to evaluate our financial position.

Net Leverage Ratio. Net leverage ratio is a non-GAAP financial performance measure used by management and we believe it provides useful information to investors because it is an important measure to evaluate our debt levels and progress toward leverage targets, which is consistent with the manner our lenders and management use this measure. We define net leverage ratio as net debt divided by Adjusted EBITDA.

CUSTOM TRUCK ONE SOURCE, INC.
SCHEDULE 1 — ADJUSTED EBITDA RECONCILIATION
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2023
(in $000s)	2023	2022	2023	2022
Net income	$16,122	$30,937	$50,712	$38,905	$9,180
Interest expense	24,712	21,432	94,694	76,265	24,044
Income tax expense	4,681	554	7,364	7,827	432
Depreciation and amortization	56,909	52,362	218,993	223,483	54,552
EBITDA	102,424	105,285	371,763	346,480	88,208
Adjustments:
Non-cash purchase accounting impact (1)	6,190	8,268	19,742	23,069	5,884
Transaction and integration costs (2)	4,104	9,026	14,143	26,218	2,890
Sales-type lease adjustment (3)	2,722	1,411	10,458	5,204	1,640
Share-based payments (4)	2,997	2,771	13,309	12,297	2,843
Change in fair value of derivative and warrants (5)	(76)	(2,277)	(2,485)	(20,290)	(1,280)
Adjusted EBITDA	$118,361	$124,484	$426,930	$392,978	$100,185
Adjusted EBITDA is defined as net income (loss) plus interest expense, provision for income taxes, depreciation and amortization, and further adjusted for non-cash purchase accounting impact, transaction and process improvement costs, including business integration expenses, share-based payments, the change in fair value of derivative instruments, sales-type lease adjustment, and other special charges that are not expected to recur. This non-GAAP measure is subject to certain limitations.

(1)    Represents the non-cash impact of purchase accounting, net of accumulated depreciation, on the cost of equipment and inventory sold. The equipment and inventory acquired received a purchase accounting step-up in basis, which is a non-cash adjustment to the equipment cost pursuant to our credit agreement.
(2)    Represents transaction and process improvement costs related to acquisitions of businesses, including post-acquisition integration costs, which are recognized within operating expenses in our Consolidated Statements of Comprehensive Net Income (Loss). These expenses are comprised of professional consultancy, legal, tax and accounting fees. Also included are expenses associated with the integration of acquired businesses. These expenses are presented as adjustments to net income (loss) pursuant to our ABL Credit Agreement.
(3)    Represents the adjustment for the impact of sales-type lease accounting for certain leases containing RPOs, as the application of sales-type lease accounting is not deemed to be representative of the ongoing cash flows of the underlying rental contracts. This adjustment is made pursuant to our credit agreement.

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2023
(in $000s)	2023	2022	2023	2022
Equipment sales	$(1,529)	$(14,518)	$(58,064)	$(41,525)	$(12,760)
Cost of equipment sales	1,362	14,509	55,716	37,582	11,714
Gross profit	(167)	(9)	(2,348)	(3,943)	(1,046)
Interest income	(3,770)	(4,303)	(16,065)	(12,130)	(4,461)
Rental invoiced	6,659	5,723	28,871	21,277	7,147
Sales-type lease adjustment	$2,722	$1,411	$10,458	$5,204	$1,640
(4) Represents non-cash share-based compensation expense associated with the issuance of stock options and restricted stock units.
(5) Represents the charge to earnings for our interest rate collar and the change in fair value of the liability for warrants.

Reconciliation of Adjusted Gross Profit
(unaudited)
The following table presents the reconciliation of adjusted gross profit:

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2023
(in $000s)	2023	2022	2023	2022
Revenue
Rental revenue	$120,244	$127,829	$478,910	$464,039	$118,209
Equipment sales	366,967	325,746	1,253,453	982,341	283,079
Parts sales and services	34,543	33,149	132,737	126,706	33,065
Total revenue	521,754	486,724	1,865,100	1,573,086	434,353
Cost of Revenue
Cost of rental revenue	28,444	27,481	120,198	110,272	29,874
Depreciation of rental equipment	44,249	40,803	170,664	171,703	42,469
Cost of equipment sales	295,846	260,391	1,016,149	805,852	228,912
Cost of parts sales and services	26,391	29,724	103,829	101,511	25,942
Total cost of revenue	394,930	358,399	1,410,840	1,189,338	327,197
Gross Profit	126,824	128,325	454,260	383,748	107,156
Plus: depreciation of rental equipment	44,249	40,803	170,664	171,703	42,469
Adjusted gross profit	$171,073	$169,128	$624,924	$555,451	$149,625

Reconciliation of ERS Segment Adjusted Gross Profit and Adjusted Gross Profit from Rentals
(unaudited)
The following table presents the reconciliation of ERS segment adjusted gross profit:

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2023
(in $000s)	2023	2022	2023	2022
Revenue
Rental revenue	$116,594	$123,429	$463,139	$449,108	$114,929
Equipment sales	68,023	78,472	263,028	212,146	52,175
Total revenue	184,617	201,901	726,167	661,254	167,104
Cost of Revenue
Cost of rental revenue	28,222	26,735	118,236	106,598	29,613
Cost of equipment sales	49,799	57,504	198,510	158,167	37,828
Depreciation of rental equipment	43,230	39,836	167,199	167,962	41,652
Total cost of revenue	121,251	124,075	483,945	432,727	109,093
Gross profit	63,366	77,826	242,222	228,527	58,011
Plus: depreciation of rental equipment	43,230	39,836	167,199	167,962	41,652
Adjusted gross profit	$106,596	$117,662	$409,421	$396,489	$99,663

The following table presents the reconciliation of ERS adjusted gross profit from rentals:

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2023
(in $000s)	2023	2022	2023	2022
Rental revenue	$116,594	$123,429	$463,139	$449,108	$114,929
Cost of rental revenue	28,222	26,735	118,236	106,598	29,613
Adjusted gross profit from rentals	$88,372	$96,694	$344,903	$342,510	$85,316

Reconciliation of Net Debt
(unaudited)
The following table presents the reconciliation of net debt:

(in $000s)	December 31, 2023
Current maturities of long-term debt	$8,257
Long-term debt, net	1,487,136
Deferred financing fees	22,406
Less: cash and cash equivalents	(10,309)
Net debt	$1,507,490

Reconciliation of Net Leverage Ratio
(unaudited)
The following table presents the reconciliation of the net leverage ratio:

(in $000s)	Twelve Months Ended December 31, 2023
Net debt	$1,507,490
Divided by: Adjusted EBITDA	426,930
Net leverage ratio	3.53